Exhibit 6.1

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is entered into as of April 12, 2017 (the “Effective Date”) by and between Sondors Global, LLC, a California limited liability company (“Licensor”) and Sondors, Inc., a Delaware corporation (“Licensee”).

Recitals

WHEREAS, Licensor owns all right, title and interest in and to certain Licensed Rights (as defined below), including, but not limited to, thosepatents (the “Patents”) and trademarks (the “Trademarks”) which are set forth on Exhibit A.

WHEREAS, Licensee desires to obtain a license to use the Intellectual Property in connection with the marketing and sale of electronic bikes, accessories and related products (the “Products”).

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and the promises herein contained, and for good and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1:	ADDITIONAL DEFINITIONS

1.2.        “Future Improvements” means any and all inventions and improvements in processes, designs, and applications relating to the Products and future versions of the Products made, devised or discovered by Licensor or by Licensee, either alone or jointly with ohers..

1.3.        “Intellectual Property Rights” means intellectual property or proprietary rights related to the Products, including, but not limited to, copyright rights, patent rights (including patent applications and disclosures), trademarks, trade names, domain names, rights of priority, and Trade Secrets, recognized in any country or jurisdiction in the world.

1.4.        “Licensed Copyrights” means any and all copyrights which Licensor has or has acquired through a license and which are related to the Products, whether or not published or copyrighted, as any copyrights which may arise from future original works of authorship which are a continuation of, or derivation from, such copyrights.

1.5.        “Licensed Patents” means collectively the Patents and related patent applications related to the Products, existing or hereafter made with respect thereto in the United States or any foreign country, all patents hereafter pending or issued with respect to all such patent applications and with respect to any foreign patent applications, and all counterpart patents hereafter pending or issued by or with respect to the United States or any foreign country, any improvement patents with respect to such patents, and all reissue, reexaminations, continuations, continuations-in-part, divisions, and like rights developed or owned by Licensor.

1.6.        “Licensed Rights” shall mean the Licensed Patents, Licensed Copyrights, Licensed Trademarks, Trade Secrets, and Future Improvements.

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1.7.        “Licensed Trademark” shall mean the trademarks, service marks, trade names, service names, logos and applications for the foregoing and all registrations thereof and all renewals and extensions thereof, and all goodwill of the business connected with and symbolized by the Products.

1.8.        “Trade Secrets” include, but shall not be limited to, any and all written material, instruction manuals, blueprints, technical specifications, account information, customer records, procedures, detail drawings, graphic designs, inventions, discoveries, computer programs (both source and object codes) their organization, structure, sequence, logic, coherence, look and feel, subroutines, formulas, design, concept and know-how, and any other material owned or produced by or for Licensor and related to the Products or the Licensed Rights, whether or not patented or patentable and whether or not copyrighted or copyrightable.

SECTION 2:	LICENSE GRANT; RESTRICTIONS; USES; FUTURE IMPROVEMENT

2.1.        License Grant. Subject to the conditions set forth in this Agreement, Licensor hereby grants to Licensee an exclusive, worldwide, non-transferable, non-sublicensable, non-transferable (other than as provided in Section 9.2 below) and royalty free license to exploit the Licensed Rights in the marketing and sale of Products. For the sake of clarity, the license grant above includes the right to make Future Improvements as described further in Section 2.5.

2.2.        Trademark Standards. All use of the Licensed Trademarks by Licensee shall be in compliance with the reasonable standards established by Licensor as provided to Licensor from time to time. All use of the Licensed Trademark shall inure to the sole benefit of Licensor.

2.4.        Use. As between the parties, Licensee shall be responsible for determining how to exploit the Licensed Rights. Licensee shall likewise be solely and exclusively responsible for any and all costs, obligations, liabilities and debts which may be created or incurred in connection with the use or other exploitation of the Licensed Rights.

2.5.        Rights to Future Improvements. During the term of this Agreement, any and all Future Improvements to the Licensed Rights developed, designed, made or devised by either party shall be considered Future Improvements under this Agreement and shall remain the sole, exclusive and separate property of Licensor, but shall be deemed subject to the License hereby granted. Licensee shall have the right to make substantive or formal modifications in any of the Licensed Rights, and such modifications shall be considered Future Improvements as defined in this Agreement.

SECTION 3.	[RESERVED]

SECTION 4:	TERM AND TERMINATION

4.1.        Term. The term of this Agreement shall commence on the Effective Date and continue untilexpiration of the Intellectual Property Rightsor upon termination as otherwise allowed hereunder.

4.2.        Termination due to Licensee’s Breach of this Agreement. In the event of Licensee’s material breach of a provision of this Agreement, which breach remains uncured after thirty (30) days’ written notice from Licensor, Licensor may, at its sole option, terminate this Agreement.

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4.3.         Termination for Licensee’s Insolvency. Licensor may terminate this Agreement immediately upon Licensee’s bankruptcy, insolvency, or the appointment of a receiver, or Licensee’s inability to pay its debts generally as such debts become due, or assignment of all or substantially all of its assets for the benefit of creditors, or its dissolution, winding up or liquidation.

4.4.         Effect of Termination or Expiration. Upon termination or expiration of this Agreement, the license granted in Section 2 shall immediately cease and Licensee shall cease exploiting the Licensed Rights and any Future Improvements associated therewith.

SECTION 5:	OWNERSHIP; MAINTENANCE; INFRINGEMENT

5.1.         Ownership and Obligations. Licensee recognizes and agrees that as between Licensor and Licensee, Licensor is the owner of all Intellectual Property Rights in and to the Licensed Rights and that these proprietary rights of Licensor are protected by civil and criminal law, are very valuable to Licensor, and that the use and disclosure of the Licensed Rights must be carefully and continuously controlled by Licensee. Licensee shall keep each and every item of the Licensed Rights free and clear of any claims, liens and encumbrances; and any act of Licensee, voluntary or involuntary, purporting to create a claim, lien or encumbrance on any item of the Licensed Rights shall be void. Licensee will take no action disparaging, disputing, attacking, challenging, impairing, diluting or in any way tending to harm the reputation or goodwill associated with the Licensed Rights.

5.2.         Maintaining the Licensed Rights. Licensor shall file applications to register, prosecute such applications, and maintain the Licensed Rights at its expense and discretion. If Licensor fails to file any application, pay any maintenance fee, or take any other maintenance action with respect to the Licensed Rights, then Licensee shall then have the right subject to Licensor’s consentto file such application, pay such fee at its own expense or take such action.

5.3.         Infringement Enforcement of the Licensed Rights.

5.3.1.        If either party hereto learns of an infringement of any of the Licensed Rights, such party shall promptly notify the other party and shall provide the other party with available evidence of such infringement.

5.3.2.        Licensor shall have the right but not the obligation to bring, defend and maintain, at Licensee’s expense, any suit or action for infringement by a third party of any Intellectual Property Rights, including Future Improvements. In such case, Licensee shall actively assist, as reasonably requested by Licensor, in the prosecution of any such action. If Licensorfinds it necessary or desirable for Licensor to join Licensee as a party, Licensee shall execute all papers or perform such other acts as may reasonably be required by Licensor.

5.3.3.        In the event that Licensor chooses not to bring, defend or maintain a suit or action for infringement by a third party as provided in this Section 5.3, Licensee may elect to bring, defend and maintain such suit or action at Licensee’s expense. In such case, Licensorshall actively assist, in the prosecution of such action as reasonably requested by Licensee. If Licensee finds it necessary or desirable for Licensee to join Licensor as a party, Licenseorshall execute all papers or perform such other acts as may reasonably be required by Licensee.

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5.3.4. With respect to any action brought, maintained or defended under Sections 5.3 and 5.4, any monetary award or settlement received by Licensee or Licensor shall be allocated first to offset attorneys’ fees and costs incurred and the remainder shall be allocated to Licensee.

SECTION 6:	disclaimer of warranty

Except as explicitly set forth herein, Licensor hereby disclaims all warranties, express or implied, with respect to the subject matter of this Agreement. WITHOUT LIMITING THE FOREGOING AND EXCEPT AS EXPRESSLY PROVIDED HEREIN, LICENSOR DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTIBILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY AND NONINFRINGEMENT.

SECTION 7:	INDEMNIFICATION AND REMEDIES FOR BREACH

7.1.        General Indemnity. Each party shall indemnify and hold the other party harmless from all liability, loss, damage and cost arising out of any claims, demands, actions or other proceedings by third parties of any nature (including, but not limited to, attorney fees as and when incurred), to the extent the same arises out of (i) the breach of any covenant, agreement or obligation of the party contained in or contemplated by this Agreement, (ii) any representation or warranty of the party set forth in this Agreement having been untrue in any material respect when made, except to the extent in either (i) or (ii) above that such claim arises from the indemnified party’s willful misconduct or negligence. Licensee shall indemnify and hold Licensor harmless from all liability, loss, damage and cost arising out of any claims, demands, actions or other proceedings by third parties of any nature (including, but not limited to, attorney fees as and when incurred), to the extent the same arises out of or are related to a claim that use of any of the Intellectual Property Rights or Licensed Rights in connection with Licensee’s business, infringe on the rights of any third party.

7.2.        Product Liability. Licensee shall indemnify, defend and hold Licensor harmless from all costs and expenses incurred by Licensor arising from or relating to the exploitation, use, sale or transfer of any Licensed Rights or Products as described in this Agreement, including but not limited to third party claims instituted against Licensor.

7.3.        Procedure. A party that intends to claim indemnification under this Section 7 (the “Indemnitee”) shall promptly notify the other party (the “Indemnitor”) of any loss, liability, damage, expense, claim, demand, action or other proceeding in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume (jointly with any other indemnitor similarly noticed) the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee; provided however, that the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Section 7 shall not apply to amounts paid in settlement of any loss, liability, damage, expense, claim, demand, action or other proceeding if such settlement shall be effected without the consent of the Indemnitee, which consent shall not be unreasonably withheld. The failure by the Indemnitee to deliver notice to the Indemnitor within a reasonable time after commencement of any such action shall only relieve such Indemnitor of any liability to the Indemnitee under this Section 7 to the extent of the actual prejudice to Indemnitor’s ability to defend such action. The Indemnitee under this Section 7 and its employees and agents shall cooperate reasonably with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

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SECTION 8:	[RESERVED]

SECTION 9:	MISCELLANEOUS

9.1.        Incorporation by Reference. All appendices to this Agreement and all documents delivered pursuant to or referred to in this Agreement are hereby incorporated by reference and made a part hereof.

9.2.       Assignment. This Agreement shall not be assigned by Licensee, in whole or in part, without Licensor’s prior written consent, which consent shall not be unreasonably conditioned, delayed or denied.  For the purposes of this Agreement, assignment includes (A) any consolidation or merger of Licensee with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of Licensee immediately prior to such consolidation, merger or reorganization, represents less than fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which Licensee is a party in which in excess of fifty percent (50%) of Licensee’s voting power is transferred.

9.3.        Amendments and Waivers. This Agreement may not be amended, nor may compliance with any term, covenant, agreement, condition or provision set forth herein be waived (either generally or in a particular instance and either retroactively or prospectively) unless such amendment or waiver is agreed to in writing by all parties hereto.

9.4.        Waiver. No waiver of any breach of any one of the agreements, terms, conditions, or covenants of this Agreement by any of the parties hereto shall be deemed to imply or constitute a waiver of any other agreement, term, condition, or covenant of this Agreement. The failure of either party to insist on strict performance of any agreement, term, condition, or covenant, herein set forth, shall not constitute or be construed as a waiver of the rights of either or the other thereafter to enforce any other default of such agreement, term, condition, or covenant; neither shall such failure to insist upon strict performance be deemed sufficient grounds to enable either party hereto to forego or subvert or otherwise disregard any other agreement, term, condition, or covenant of this Agreement.

9.5.        Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California.

9.6.        Notices. All notices required or permitted hereunder shall be sufficient if delivered personally or mailed to the parties at the address of their corporate headquarters, or at such other address as either party may designate in writing from time to time. Any notice by mailing shall be effective 48 hours after it has been deposited in the United States certified mail, return receipt requested, duly addressed and with postage prepaid.

9.7.        Counterparts. This Agreement may be executed by e-mail, facsimile transmission, or other electronic transmission, and such electronic transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one agreement.

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9.8        Severability. In the event a conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent arises, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

9.9.       Execution of Documents. The parties hereto agree to execute and deliver any and all other documents necessary and convenient to effectuate the license granted hereby, and both parties, as further inducement, represent that they have the authority to enter into this Agreement and to make the foregoing commitments.

9.10.     Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. There are no representations, warranties, conditions, or obligations except as herein specifically provided. Any amendment or modification hereof must be in writing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AGREED:

“Licensor”		“Licensee”

SONDORS GLOBAL, LLC		SONDORS, INC.

By:	/s/ Storm Sondors	By:	/s/ Storm Sondors
	Storm Sondors, Manager		Storm Sondors, President

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Exhibit A

Trademark Status	Page 1 of 3

	Status	Application Number	Filing Date
Trademark	Client Reference	Registration Number	Registration Date	Next Action(s)	Due Date(s)

SONDORS	Registered	1265407/1722321	04-Aug-2015
		1265407	04-Aug-2015
Country: Australia
Class: 12 Int.

SONDORS	Registered	1265398	04-Aug-2015
		1265398	04-Aug-2015
Country: China (People’s Republic)
Class: 12 Int.

SONDORS E-BIKE	Pending	18167173

Country: China (People’s Republic)
Class: 28 Int.

SONDORS	Pending	2016-010981	08-Nov-2016

Country: Costa Rica
Class: 12 Int., 37 Int., 39 Int.

SONDORS	Registered	1265407	04-Aug-2015
		1265407	04-Aug-2015
Country: European Union (Community)
Class: 12 Int.

SONDORS	Registered	1265398	04-Aug-2015	5 Year Dependency Deadline	04-Aug-2020
		1265398	04-Aug-2015	1 Month to Renew	04-Jul-2025
	Country: Int’l Registration - Madrid Protocol Only			First Renewal	04-Aug-2025
Class: 12 Int.

SONDORS	Registered	1265407	04-Aug-2015	5 Year Dependency Deadline	04-Aug-2020
		1265407	04-Aug-2015	1 Month to Renew	04-Jul-2025
	Country: Int’l Registration - Madrid Protocol Only			First Renewal	04-Aug-2025
Class: 12 Int.

SONDORS	Registered	1027928/1265407	04-Aug-2015
		1265407	04-Aug-2015
Country: New Zealand
Class: 12 Int.

Trademark Status	Page 2 of 3

	Status	Application Number	Filing Date
Trademark	Client Reference	Registration Number	Registration Date	Next Action(s)	Due Date(s)

SONDORS	Registered	104046043	06-Aug-2015	1 Month to Renew	30-May-2026
		01777346	01-Jul-2016	First Renewal	30-Jun-2026
Country: Taiwan
Class: 12 Int.

SONDORS	Registered	86/528,960	09-Feb-2015	Affidavit of Use - 3 mo.	10-Feb-2022
		4,957,039	10-May-2016	Aff of Use - 6 Year	10-May-2022
	Country: United States of America			1 Month to Renew	10-Apr-2026
	Class: 12 Int.			First Renewal	10-May-2026

SONDORS E-BIKE	Registered	86/529,013	09-Feb-2015	Affidavit of Use - 3 mo.	28-Feb-2022
		4,969,850	31-May-2016	Aff of Use - 6 Year	31-May-2022
	Country: United States of America			1 Month to Renew	30-Apr-2026
	Class: 12 Int.			First Renewal	31-May-2026

SONDORS ELECTRIC BIKE	Abandoned	86/529,049	09-Feb-2015

Country: United States of America
Class: 12 Int.

Patent Status

Case Number/SubCase			Status	Application Number	Filing Date
Country	SubCase	Case Type	Client Reference	Patent Number	Issue Date	Next Action(s)	Due Date(s)

849.201	DES	DES	Granted	2015303467340	09-Sep-2015	Annuity Due in 4 mo.	09-May-2017
China (People’s Republic)				ZL 2015303467340	25-May-2016	Annuity Due	09-Sep-2017

Title: Bike Battery Box

849.201	DES	DES	Granted	002768754	09-Sep-2015	Renewal Due in 6 mos.	09-Mar-2020
European Patent Convention				002768754-0001	09-Sep-2015	Renewal Due in 3 mos.	09-Jun-2020
						Renewal/Expiration Date	09-Sep-2020
Title: Bike Battery Box

849.201	DES	PDS	Granted	29/519,901	09-Mar-2015
United States of America				D764411	23-Aug-2016

Title: Bike Battery Box

Chinese Trademark
Application No. 18167173

Trademark:	SONDORS EBIKE
Class :	28
App. No. :	18167173